Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Statement Nos. 33-59222 and 33-55837), Form S-4 (Registration Statement No. 333-99569) and Form S-8 (Registration Statement Nos. 33-42230 and 333-64531) of Metaldyne Corporation of our report dated March 11, 2003, except as to the effect of the matters described in Note 2 to the consolidated financial statements as filed in the Company's Form 10-K for the year ended December 28, 2003 not appearing herein, and Note 15 appearing herein, which are as of November 10, 2004, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
March 31, 2005